Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed by and between Arapahoe 5, LLC, an Arizona limited liability company (“Seller”), and SSGT Acquisitions, LLC, a Delaware limited liability company (“Purchaser”).

In consideration of the mutual covenants and representations herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.

PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of the following described property (herein collectively called the “Property”):

(a) Land. That certain tract of land located at 1500 E. Baseline Road, Phoenix, Arizona 85042, being more particularly described on Exhibit “A” attached hereto and made a part hereof (herein, the “Land”).

(b) Easements. All easements, if any, benefiting the Land or the Improvements (as defined in Section 1.1(d) of this Agreement).

(c) Rights and Appurtenances. All rights and appurtenances pertaining to the Land, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way.

(d) Improvements. All improvements and related amenities to be hereafter constructed on the Land by Seller in accordance with the plans and specifications set forth on Schedule “B” attached hereto and incorporated herein (the “Plans and Specifications”), to contain approximately 80,775 net rentable square feet of storage space and approximately 829 rental units (herein, the “Improvements”).

(e) Leases. Seller’s interest under (i) all written leases, occupancy agreements and rental agreements for rental units in the Property hereafter entered into by or on behalf of Seller in accordance with the terms of this Agreement (collectively, the “Leases”), including all tenant leasing files, together with all tenant security deposits held by Seller on the Closing Date (as defined in Section 6.1 of this Agreement), (ii) all cellular tower leases relating to the Property, if any, hereafter entered into by Seller in accordance with the terms of this Agreement (the “Tower Leases”), and (iii) all billboard leases relating to the Property, if any, hereafter entered into by Seller in accordance with the terms of this Agreement (the “Billboard Leases”).

(f) Tangible Personal Property. All appliances, fixtures, equipment, machinery, furniture, carpet, drapes and other items of personal property, if any, owned by Seller and located on or about the Land and the Improvements (the “Tangible Personal Property”), including any and all items of Personal Property set forth in the Plans and Specifications.

(g) Contracts. Seller’s interest under the “Contracts” (as defined below), if any.

(h) Intangible Property. All intangible property (the “Intangible Property”) owned by Seller and pertaining to the Land, the Improvements, or the Tangible Personal Property, including, without limitation, (i) all “yellow page” advertisements, (ii) all transferable utility contracts, (iii) all transferable telephone and telecopy numbers, (iv) the Plans and Specifications, (v) all licenses, permits, engineering plans and landscape plans, (vi) all assignable warranties and guarantees relating to the Property or any part thereof, and (vii) all internet websites and other internet related property rights owned by Seller and/or any affiliate thereof and relating to the Property, including the website information, paid search campaigns and local listing information listed on Exhibit “D” attached hereto.

2.

PURCHASE PRICE

2.1 Purchase Price. The purchase price (the “Purchase Price”) for the Property shall be the sum of Seven Million Fifty Thousand and no/100 Dollars ($7,050,000.00), subject to prorations and adjustments as set forth in this Agreement, and shall be paid by Purchaser to Seller at the Closing by wire transfer of immediately available funds to the Escrow Agent on the Closing Date in accordance with wire transfer instructions to be provided by the Escrow Agent.

3.

EARNEST MONEY

3.1 Earnest Money/Closing Protection Letter.

(A) Purchaser shall deliver to Republic Title of Texas, Inc., 2626 Howell Street, 10th Floor, Dallas, Texas 75204, Attn: Jennifer Haden (“Escrow Agent”), as agent for a national title underwriter acceptable to Purchaser (“Title Company”), within three (3) business days after the “Effective Date” (as defined below), an earnest money deposit (the “Initial Deposit”) in the amount of One Hundred Thousand and no/100 Dollars ($100,000.00). In the event that Purchaser delivers the “Closing Notice” (as defined in Section 4.1.1 of this Agreement) to Seller, then within three (3) business days following the expiration of the “Approval Period” (as defined in Section 4.1.1 of this Agreement), Purchaser shall make an additional deposit (the “Additional Deposit”) with Escrow Agent in the amount of Four Hundred Thousand and no/100 Dollars ($400,000.00). The Initial Deposit, together with the Additional Deposit, if and when made, and together with all interest accrued thereon, are herein collectively referred to as the “Earnest Money.”. Upon receipt of the Initial Deposit, Escrow Agent shall promptly issue or cause its underwriter to issue a closing protection letter in favor of Seller and Purchaser, as applicable.

(B) The Initial Deposit, together with the Additional Deposit, if delivered hereunder, and together with all interest accrued on the Initial Deposit and the Additional Deposit, is herein collectively called the “Earnest Money”. The Initial Deposit and the Additional Deposit, if made, shall be invested by the Escrow Agent in an FDIC-insured, interest-bearing account as Purchaser shall direct. If the sale of the Property is consummated under this Agreement, the Initial Deposit and the Additional Deposit, together with all interest thereon, shall be paid to Seller and applied as a credit against the Purchase Price at Closing. If Purchaser terminates this Agreement in accordance with any right to terminate granted to Purchaser by the terms of this Agreement, the Initial Deposit, together with the Additional Deposit, if delivered hereunder, and together with all interest accrued on the Initial Deposit and the Additional Deposit, shall be returned to Purchaser by Escrow Agent.

4.

CONDITIONS TO CLOSING

4.1 Seller’s Obligations. Seller shall deliver to Purchaser (at Seller’s expense), within three (3) days after the Effective Date, true, correct, complete and legible copies of all of the due diligence items listed on Schedule “A” attached hereto and incorporated herein with respect to the Property (collectively, the “Due Diligence Items”). Seller shall provide Purchaser with written notice at such time as Seller determines that all Due Diligence Items have been delivered to Purchaser (the “Due Diligence Delivery Notice”). Within two (2) business days following Purchaser’s receipt of the Due Diligence Delivery Notice, Purchaser shall confirm in writing to Seller, if such be the case, that all required Due Diligence Deliveries have been received by Purchaser, in which event the date that Purchaser receives the Due Diligence Delivery Notice shall be deemed to be the “Due Diligence Receipt Date” (herein so called) for all purposes of this Agreement. In the event, however, that Purchaser determines that it has not been provided with all of the Due Diligence Items, then Purchaser shall provide Seller with written notice thereof (the “Missing Due Diligence Notice”), within two (2) business days following Purchaser’s receipt of the Due Diligence Delivery Notice, enumerating with specificity in such notice which Due Diligence Items have not been provided by Seller (the “Missing Due Diligence Items”). Within two (2) business days following Seller’s receipt of the Missing Due Diligence Notice, Seller shall provide Purchaser with the Missing Due Diligence Items, together with written notice confirming such delivery (the “Missing Due Diligence Delivery Notice”). Within two (2) business days following Purchaser’s receipt of the Missing Due Diligence Delivery Notice, accompanied by all missing Due Diligence Items, Purchaser shall confirm in writing to Seller that Purchaser has received all required Due Diligence Items, in which event the date that Purchaser receives the Missing Due Diligence Delivery Notice, accompanied by all missing Due Diligence Items, shall be deemed to be the Due Diligence Receipt Date for all purposes of this Agreement. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Purchaser may request additional information, documentation or materials concerning the Property from Seller at any time after the Effective Date, and Seller agrees to use commercially reasonable efforts to provide such additional information, documentation or materials to Purchaser, at no cost or expense to Seller, provided it is within Seller’s possession or under its control, and further provided that the delivery or non-delivery of any such item shall in no manner extend the Approval Period. Notwithstanding the foregoing provisions of this Section 4.1, should Seller (i) fail to timely deliver the Due Diligence Delivery Notice to Purchaser, as required above, or (ii) fail to timely deliver the Missing Due Diligence Delivery Notice and/or the Missing Due Diligence Items to Purchaser, as required above, then the Due Diligence Receipt Date shall not occur until Purchaser so acknowledges in writing, and until such time as Purchaser so acknowledges the occurrence of the Due Diligence Receipt Date, Purchaser shall be entitled to terminate this Agreement upon written notice to Seller, whereupon this Agreement automatically shall terminate, the Earnest Money shall be returned by Escrow Agent to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further obligations hereunder except for such obligations which by their terms expressly survive the termination of this Agreement (the “Surviving Obligations”) .

4.1.1 Approval Period. During the period commencing on the Effective Date and expiring at 5:00 p.m. Central Time on the forty fifth (45th) day following the Due Diligence Receipt Date (the “Approval Period”), the following matters shall be conditions precedent to Purchaser’s obligations under this Agreement:

(a) Purchaser’s being satisfied in Purchaser’s sole discretion that the Property is suitable for Purchaser’s intended use; and

(b) Purchaser’s being satisfied, in Purchaser’s sole discretion, with all of the Due Diligence Items.

Purchaser may (but shall not be obligated to) terminate this Agreement by delivering written notice of such termination to Seller at any time prior to the expiration of the Approval Period, if, in Purchaser’s sole and absolute discretion, Purchaser decides not to consummate the purchase of the Property contemplated hereby. In such event, this Agreement will terminate as of the date of such notice, and neither party shall have any further obligation hereunder except for the Surviving Obligations. If, in Purchaser’s sole and absolute discretion, Purchaser determines that it desires to consummate the purchase of the Property contemplated hereby, then Purchaser will give written notice thereof (the “Closing Notice”) to Seller, prior to the expiration of the Approval Period. In the event that Purchaser provides Seller with the Closing Notice, then Purchaser will be deemed to have waived its termination rights under this Section 4.1.1, and the parties will proceed to Closing, subject to all other terms and conditions of this Agreement. If Purchaser does not give Seller the Closing Notice prior to the expiration of the Approval Period and has not previously terminated this Agreement by written notice to Seller, then this Agreement automatically shall terminate upon the expiration of the Approval Period, and, in such event, neither party shall have any further obligation hereunder except for the Surviving Obligations. In either of such events terminating this Agreement, immediately following written request from Purchaser to the Escrow Agent, the Escrow Agent shall return all of the Earnest Money to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller.

4.1.2 Title Commitment. Seller shall convey good and marketable title to the Property to Purchaser at Closing, subject only to the “Permitted Encumbrances” (defined below). Within five (5) days following the Effective Date, Seller shall obtain, at its sole cost and expense, and deliver to Purchaser, a title commitment (the “Title Commitment”) for an ALTA Owner’s Policy of Title Insurance (the “Title Policy”), issued by the Escrow Agent on behalf of the Title Company, insuring good and marketable fee simple title to the Property, together with legible copies of all exceptions listed therein. Purchaser shall have ten (10) days following its receipt of the Title Commitment, legible copies of all exceptions listed therein and the “Survey” (defined below), to deliver to Seller written notice of Purchaser’s objections to title (the “Title Objection Letter”). Seller shall have the right, but not the obligation, to cure Purchaser’s objections to title; subject, however, to Seller’s obligation to remove all “Monetary Liens” (as defined below) by Closing. Seller shall notify Purchaser in writing within five (5) days following Seller’s receipt of the Title Objection Letter concerning which title objections, if any, Seller has agreed to cure. In the event that Seller does not undertake to cure all of the objections in the Title Objection Letter to Purchaser’s sole satisfaction (or does not timely respond to the Title Objection Letter), then Purchaser shall have the right for five (5) days after receipt of Seller’s response to the Title Objection Letter (or five (5) days following the expiration of the period within which Seller was to so respond) to either (i) waive any such title objection in writing and proceed to Closing (in which event such waived title objection shall be deemed to be a “Permitted Encumbrance”, as defined below), or (ii) terminate this Agreement upon written notice to Seller and receive an immediate refund of the Earnest Money, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, in which event neither party hereto shall have any further obligations under this Agreement except for the Surviving Obligations. All exceptions set forth in Schedule B of the Title Commitment which are not objected to by Purchaser (including matters initially objected to by Purchaser which objections are subsequently waived in writing), exclusive of preprinted exceptions, are herein collectively called the “Permitted Encumbrances”. In the event that any update to the Title Commitment or Survey indicates the existence of any liens, encumbrances or other defects or exceptions (the “Unacceptable Encumbrances”) which are not shown in the initial Title Commitment or Survey and that are unacceptable to Purchaser, Purchaser shall within five (5) days after receipt of any such update to the Title Commitment or Survey notify Seller in writing of its objection to any such Unacceptable Encumbrance (the “Unacceptable Encumbrance Notice”). Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any expense whatsoever to eliminate or modify any of the Unacceptable Encumbrances; provided, however, that Seller shall, prior to Closing, eliminate by paying, bonding around or otherwise discharging in a manner satisfactory to Purchaser (i) any Unacceptable Encumbrances that arise by, through or under Seller, (ii) any exceptions that arise in connection with construction of the Improvements, and (iii) any mortgages, deeds of trust, deeds to secure debt, mechanics’ liens or monetary judgments that appear on the Title Commitment (“Monetary Liens”). In the event Seller is unable, unwilling or for any reason fails to eliminate or modify all of the Unacceptable Encumbrances to the sole satisfaction of Purchaser (other than the Unacceptable Encumbrances and Monetary Liens required to be removed by Seller in accordance with the preceding sentence), Purchaser may terminate this Agreement by delivering notice thereof in writing to Seller by the earliest to occur of (i) the Closing Date, (ii) five (5) days after Seller’s written notice to Purchaser of Seller’s intent to not cure one or more of such Unacceptable Encumbrances, or (iii) ten (10) days after the Unacceptable Encumbrance Notice, in the event Seller does not timely respond thereto. Upon a termination of this Agreement pursuant to the immediately preceding sentence, the Earnest Money shall be returned to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further obligations hereunder other than the Surviving Obligations.

4.1.3 Survey. Within five (5) days following the Effective Date, Seller shall provide Purchaser with, a current survey of the Property (the “Existing Survey”), which shall be in form reasonably acceptable to Purchaser. Additionally, within five (5) days following completion of the “Work” (as defined in Section 5.7 below), Seller shall provide Purchaser with a current as-built survey of the Property (the “Updated Survey”), dated subsequent to the date of completion of the Improvements, reflecting the location of the completed Improvements, and otherwise in form reasonably satisfactory to Purchaser. All costs and expenses relating to the Existing Survey and the Updated Survey, including all revisions thereto, shall be borne by Seller.

4.2 Inspection. During the Approval Period, at any time and from time to time during normal business hours (and thereafter through the Closing Date), Purchaser may inspect, test, and survey: (a) the Property and any and all portions thereof, including physical and mechanical inspections, (b) all financial and other records pertaining to the operation of the Property, including, but not limited to, all books, records, documents, accounting and management reports prepared by or on behalf of Seller for the Property, and (c) originals of all Leases and Contracts. Notwithstanding the foregoing, Purchaser must obtain Seller’s prior written approval of the scope and method of any environmental testing or investigation (other than a Phase I environmental site assessment, which shall require no consent or approval of any kind), prior to Purchaser’s commencement of such inspections or testing. Seller shall cooperate in good faith with Purchaser, Purchaser’s agents and independent contractors in connection with all such inspections, tests and surveys, including obtaining all necessary tenant consents and/or providing adequate notice to tenants regarding Purchaser’s entry into leased areas on the Property, and making available during normal business hours all relevant personnel to answer any questions which Purchaser may have regarding the Property. Purchaser, at Purchaser’s sole expense, shall repair any and all damage resulting from any of the tests, studies, inspections and investigations performed by or on behalf of Purchaser pursuant to this Section 4.2, and Purchaser shall indemnify, defend and hold Seller harmless for, from and against all claims for bodily injury or property damage which may be asserted against Seller arising out of the tests, studies, inspections and investigations performed by Purchaser hereunder, which obligation of indemnification shall survive the Closing or termination of this Agreement. Prior to any entry onto the Property by Purchaser or any of its agents, Purchaser shall furnish Seller with evidence that Purchaser maintains a policy of general liability insurance providing premises/operations coverage included under the per occurrence/general aggregate coverage, having a combined single limit liability of not less than $1,000,000, naming Seller as an additional insured. All entries onto the Property by Purchaser shall be preceded by not less than 48 hours prior notice to Seller, which may be verbal.

4.3 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that (a) Purchaser has the full right, power and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement and to perform all duties and obligations imposed on Purchaser under this Agreement, and (b) neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Purchaser is a party or by which Purchaser or any of its assets is bound. Purchaser’s representations and warranties set forth in this Section 4.3 shall survive the Closing or termination of this Agreement.

4.4 Seller’s Representations and Warranties.

(a) Seller represents and warrants to Purchaser that:

(i) Subject to the terms of Section 9.24 below, Seller has the full right, power, and authority, without the joinder of any other person or entity, to enter into, execute and deliver this Agreement, and to perform all duties and obligations imposed on Seller under this Agreement,

(ii) neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement or instrument to which Seller is a party or by which Seller or any of Seller’s assets is bound,

(iii) there is no existing or pending (or to Seller’s knowledge threatened) litigation affecting Seller or the Property,

(iv) Seller has no knowledge of, and has not received any written notice of, any violation of any governmental requirements (including “Environmental Requirements”, as defined below) concerning the Property, which have not been remedied,

(v) Seller has no knowledge of, and has not received, with respect to the Property, written notice from any governmental authority regarding, any change to the zoning classification, any condemnation proceedings or proceedings to widen or realign any street or highway adjacent to the Property or that otherwise affects the Land or the Improvements,

(vi) there are no service contracts, equipment leases and/or maintenance agreements affecting the Property, other than Contracts hereafter approved in writing by Purchaser,

(vii) Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended,

(viii) there are and will be no parties in possession of, or claiming any possession to, any portion of the Property, other than tenants under Leases hereafter approved in writing by Purchaser, as reflected on the rent roll to be provided by Seller to Purchaser at Closing (the “Rent Roll”);

(ix) at Closing there will be no unpaid bills or claims in connection with any construction or repair of the Property by or on behalf of Seller that could result in the filing of a lien against the Property,

(x) the Rent Roll shall be true, correct and complete in all material respects and no concessions, discounts or other periods of free or discounted rent shall have been given other than those reflected on such Rent Roll,

(xi) all information delivered by Seller to Purchaser pursuant to Section 4.1 hereof, is true, correct and complete in all material respects,

(xii) Seller has no knowledge, and has received no notice, regarding any environmental contamination on, at or adjacent to the Property,

(xiii) Seller has not received any written or verbal notice or request from any insurance company or board of fire underwriters (or any organization exercising functions similar thereto) requesting the performance of any work or alterations with respect to the Property, except those as to which Seller has completed remedial action which has been formally accepted as sufficient by such authority or insurer,

(xiv) there are no employment agreements of any kind to which Seller is a party, including union or collective bargaining agreements, which will be binding on Purchaser after the Closing,

(xv) Seller has no knowledge of any defects in the drainage systems, foundations, roofs, walls, superstructures, plumbing, air conditioning and heating equipment, electrical wiring, boilers, hot water heaters or other portions of the Property, and to the best of Seller’s knowledge, the Improvements were constructed in accordance with the Plans and Specifications,

(xvi) to the best of Seller’s knowledge, the Improvements are free from the presence or suspected presence of any form of mold, including those producing mycotoxins, specifically including, but not limited to, Aspergillus, Penicillium, and Stachybotrys, and

(xvii) to the best of Seller’s knowledge, there are no underground storage tanks located on or under the Property, there are no conditions on, at or relating to the Property which are in non-compliance with “Environmental Requirements” (as defined below) or otherwise adversely affect the Property, and there are no “Hazardous Materials” (as defined below) on, in or under the Property in quantities that require reporting, investigation or remediation under Environmental Requirements.

(xviii) On or before Closing, Seller shall obtain all necessary certificates, licenses and other approvals, governmental and otherwise, necessary for the operation of the Property and the conduct of its business and all required zoning, building code, land use, environmental and other similar permits or approvals, all of which, as of the Closing, shall be in full force and effect and not subject to revocation, suspension, forfeiture or modification; and additionally, the Property is legally compliant with all applicable zoning laws, rules and regulations.

(xix) all sales or transactional privilege taxes from each applicable sales taxing authority (state, county, and city) with respect to the Property are paid current and there are no delinquencies with respect to the payment of said taxes.

(xx) Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 23, 2001) (the “Executive Order”) and other similar requirements contained in the rules and regulations of the office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Executive Order and such other rules, regulations, legislation, or orders are collectively called the “Foreign Asset Orders”). Neither Seller nor any beneficial owner of Seller (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Executive Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Foreign Asset Orders (such lists are collectively referred to as the “OFAC Lists”) or (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in the Foreign Asset Orders; or (c) is owned or controlled by, or acts for or on behalf of, any person on the OFAC Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Foreign Asset Orders, or any other anti-terrorism or anti-money laundering laws or regulations, including, without limitation, the Bank Secrecy Act, as amended, or the Money Laundering Control Act of 1986, as amended.

(xxi) There are no Leases, Tower Leases or Billboard Leases affecting the Property, other than as may hereafter be approved in writing by Purchaser.

(xxii) Seller has obtained all building permits and other governmental approvals as may be necessary to commence and complete construction of the Improvements, and further has obtained all necessary financing to enable Seller to complete construction of the Improvements.

Seller shall deliver a certificate to Purchaser at Closing updating and recertifying all of the foregoing representations and warranties to Purchaser so as to be effective as of the Closing Date. All of the foregoing representations and warranties expressly shall survive the Closing.

(b) For purposes of this Agreement, “Hazardous Materials” shall mean any substance which is or contains (i) any “hazardous substance” as now or hereafter defined in §101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (iv) gasoline, diesel fuel, or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas; (viii) any radioactive material, including any “source material”, “special nuclear material” or “byproduct material”, as now or hereafter defined in 42 U.S.C. §2011 et seq.; (ix) any “hazardous substance” as now or hereafter defined in the Arizona Environmental Quality Act (Title 49, Arizona Revised Statutes); and (x) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under “Environmental Requirements” (as defined below) or the common law, or any other applicable laws relating to the Property. Hazardous Materials shall include, without limitation, any substance, the presence of which on the Property, (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Property or adjacent property; or (C) which, if it emanated or migrated from the Property, could constitute a trespass. Further, for purposes of this Agreement, “Environmental Requirements” shall mean all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders, and decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property, or the use of the Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

4.5 Conditions Precedent to Closing. It shall be a condition precedent to Purchaser’s obligations to consummate this transaction that (a) all representations and warranties made herein by Seller are true and correct in all respects as of the Closing Date, and all covenants made by Seller herein are fully complied with, (b) as of the Closing Date, there shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings that could adversely affect the operation or value of the Property or Seller’s ability to perform its obligations under this Agreement, (c) as of the Closing Date, there shall have been no material adverse change in the performance of the Property or in any of the items reviewed by Purchaser during the Approval Period, including without limitation the Due Diligence Items, and (d) as of the Closing Date, the Improvements shall have been constructed in accordance with the Plans and Specifications in all material respects, free from any liens or other claims, and all required certificates of occupancy shall have been issued with respect thereto; failing which, Purchaser, at its option, and in addition to any other remedy available, shall be entitled to terminate this Agreement and receive a return of the Earnest Money.

5.

COVENANTS OF SELLER

5.1 Insurance. From the Effective Date through and including the Closing Date, Seller agrees to keep the Property insured for its full replacement cost against fire and other hazards covered by extended coverage endorsement, and carry commercial general liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property, in an amount not less than Three Million and no/100 Dollars ($3,000,000.00), and to pay all premiums for such insurance prior to the applicable due dates.

5.2 Operation of Property. Following completion of the Improvements, and through and including the Closing Date, Seller agrees to operate and maintain the Property in the normal course of business and in a commercially reasonable manner.

5.3 Third-Party Contracts. From the Effective Date through and including the Closing Date, Seller agrees to enter into only those third-party service contracts which are approved by Purchaser, in writing, in Purchaser’s sole discretion (herein, the “Contracts”); provided, however, that Seller may enter into third-party service contracts that are by their terms terminable at or before Closing and that are in fact so terminated by Seller at or prior to Closing.

5.4 Leasing of Property. From the Effective Date through and including the Closing Date, Seller agrees not to (i) enter into any leases, including Tower Leases and Billboard Leases, without Purchaser’s prior written consent, to be granted or withheld in Purchaser’s sole discretion, or (ii) amend, terminate or accept the surrender of any leases, including Tower Leases and Billboard Leases, if any, or directly or indirectly grant any discounts or rental concessions to any tenant of the Property, without the prior written consent of Purchaser which may be granted or withheld in Purchaser’s sole discretion. Seller represents and warrants to Purchaser that (i) no leases have been or shall be entered into with any party that, directly or indirectly, has an ownership interest in Seller, or is otherwise in any manner affiliated with Seller (an “Affiliate”), and (ii) all future leases shall be entered into only with third parties that are unknown to Seller, any Affiliate of Seller, and their respective officers, directors, principals, managers, members, partners, shareholders, agents and/or representatives. Additionally, following completion of the Improvements, Seller agrees to enter into leases provided to Seller by Purchaser, which shall be on terms and conditions, and on such form lease, as may be satisfactory to Purchaser, in its sole discretion.

5.5 Listing of Property for Sale. From the Effective Date through and including the Closing Date, Seller agrees to not list, verbally or in writing, the Property with any broker or otherwise solicit or make or accept any offers to sell the Property or enter into any contracts or agreements, including back-up contracts, regarding any disposition of the Property.

5.6 Obligation to Provide Notices. Seller agrees to promptly provide Purchaser with copies of any and all notices which Seller receives from and after the Effective Date concerning (i) any proposed or threatened condemnation of the Property, (ii) any alleged violations of the Property with respect to applicable governmental laws or requirements, (iii) any litigation filed or threatened against Seller or the Property, or (iv) any other matter that adversely affects, or potentially could adversely affect, the Property.

5.7 Construction of Improvements.

(a) Seller’s Construction Obligations. Seller shall at all times diligently prosecute “Completion of the Work” (as hereinafter defined), including construction of the Improvements (the “Work”) with all due diligence strictly in accordance with the Plans and Specifications and otherwise in accordance with this Agreement; provided, however, that Seller agrees to deliver “Completion of the Work” no later than twelve (12) months after the expiration of the Approval Period. No changes may be made to the Plans and Specifications without the express prior written consent of Purchaser, which consent shall not be unreasonably withheld; provided, however, that no change in the Plans and Specifications shall increase the Purchase Price. If Purchaser proposes any design changes, the parties shall agree upon any changes to the Completion of the Work dates and the additional cost of the design change. All changes, whether proposed by Seller or Purchaser, shall be documented in a standard AIA or similar form Change Order.

(b) Substantial Completion of Work. At such time as Seller determines that “Substantial Completion of the Work” (as defined below) has occurred, Seller shall provide Purchaser with written notice thereof. Within ten (10) days following Purchaser’s receipt of such notice, Seller and Purchaser shall perform a walk-through of the Improvements and, based upon such walk-through, Purchaser shall prepare a detailed punchlist (the “Punchlist”), setting forth items to be corrected or otherwise completed by Seller. For purposes of this Section 5.7(b), “Substantial Completion” shall mean the stage in the progress of the Work when the Work is sufficiently complete in accordance with the Plans and Specifications so that the Improvements can be occupied for their intended use.

(c) Completion of the Work. The term “Completion of the Work” shall mean the date upon which all of the following shall have occurred, as acknowledged by Purchaser in writing:

(i)	Seller shall have obtained, and furnished to Purchaser, copies of, all acceptance letters from all applicable governmental authorities for all streets, curbs, gutters, alleys, water lines and sanitary and storm sewers serving the Improvements, including any necessary offsite water lines and sanitary and storm sewers;

(ii)	Seller has provided Purchaser with evidence satisfactory to Purchaser that all utilities required by the Plans and Specifications have been installed and are fully operational;

(iii)	the Work has been completed in accordance with the Plans and Specifications in all material respects, all applicable laws, ordinances, codes, rules and regulations, including without limitation, building codes and standards, and an architect designated by Purchaser and structural engineer designated by Purchaser (as to foundations and slabs) shall have provided completion certificates to Purchaser in form satisfactory to Purchaser;

(iv)	final and unconditional certificates of occupancy (the “Certificates of Occupancy”) have been issued for the Property by all applicable governmental authorities, and any and all other permits, licenses and approvals from all applicable governmental authorities necessary for the intended use of the Property have been issued, copies of all of which shall have been provided to Purchaser;

(v)	any and all assessments, public or private, special or general, arising out of or in connection with, or in any manner pertaining to, the prosecution of the Work or any portion thereof, including, but not limited to, paving assessments and/or liens and assessments for or relating to the construction of sewer, water, electric or other utility facilities, shall have been paid in full, and Seller shall have delivered to Purchaser evidence of the same;

(vi)	all amounts due to contractors, subcontractors and material suppliers with respect to the Work shall have been paid in full, and no liens shall have been filed with respect to the Work nor any claims made which could result in a lien being filed against the Property;

(vii)	Seller shall have provided Purchaser with final lien waivers from the general contractor and each subcontractor and supplier of material with respect to the Work;

(viii)	Seller shall have provided Purchaser with the Updated Survey, in form satisfactory to Purchaser, reflecting completion of the Work;

(ix)	Seller shall have completed all work set forth on the Punchlist to Purchaser’s satisfaction; and

(x)	The Land and Improvements shall be in a neat, clean and orderly condition, with no debris, trash or construction equipment located thereon.

5.8 Management of Property. It is understood and agreed that the Property shall be managed by a party designated by Purchaser (the “Property Manager”), pursuant to the terms of a management agreement (the “Management Agreement”) to be entered into and executed by Seller and Property Manager, upon Purchaser’s request but not earlier than ninety (90) days prior to Substantial Completion of the Work as reasonably estimated by Seller unless otherwise expressly agreed by Seller. The Management Agreement shall be in form reasonably acceptable to Purchaser, shall provide for a management fee equal to 6% of monthly gross revenues and shall permit Seller to terminate the Management Agreement on thirty (30) days’ or less written notice should the Closing not timely occur for any reason whatsoever. In this regard, Seller agrees that, prior to Closing and following execution of the Management Agreement, the Property Manager shall be permitted to enter into lease agreements with space tenants, on Seller’s behalf, which leases shall be in form and upon terms satisfactory to Purchaser and to Seller, in the exercise of Seller’s commercially reasonable discretion.

5.9 Signage. Seller agrees that Purchaser shall be entitled to install temporary signage on the Land at any time following the Effective Date announcing the self storage facility to be constructed on the Land. Seller further agrees that at any time following the Effective Date Purchaser may add permanent signage to the Land and the Improvements at Purchaser’s discretion, subject to any governmental requirements.

5.10 Assignment of Contracts and Warranties. At the Closing, Seller shall assign to Purchaser (including taking all steps necessary to effect such assignment), pursuant to instrument in form acceptable to Purchaser, (i) all warranties and guaranties to be provided under that certain Construction Contract (the “Construction Agreement”), to be entered into by and between Seller, as owner, and Glacier Construction Management, LLC, an Arizona limited liability company (“Contractor”), as general contractor, covering the construction of the Improvements, and (ii) all warranties and guaranties under all architectural, engineering, and other contracts relating to the construction of the Improvements. Additionally, at the Closing, Seller shall cause Contractor to assign to Purchaser, pursuant to instrument in form acceptable to Purchaser, all assignable construction warranties under the subcontracts entered into by Contractor with respect to construction of the Improvements and all assignable warranties applicable to materials, appliances and equipment installed in the Improvements. A copy of the fully executed Construction Agreement will be provided by Seller to Purchaser not later than June 30, 2015, at which time the parties shall amend this Agreement to incorporate the Construction Agreement herein.

6.

CLOSING

6.1 Closing. Assuming that all conditions to closing have been satisfied and this Agreement has not otherwise been terminated, the consummation of the transaction contemplated hereby (the “Closing”) shall be held at the offices of the Escrow Agent, located at the address set forth in Section 9.1 hereof, on the date (the “Closing Date”) that is thirty (30) days following Completion of the Work; provided, however, that in the event Completion of the Work has not occurred on or before twelve (12) months after the expiration of the Approval Period, then Seller shall be in default under this Agreement and Purchaser shall have the remedies set forth in Section 8.1 below. Seller and Purchaser agree that the Closing shall be consummated through an escrow closing with the Escrow Agent acting as escrow agent, and neither party need be present at Closing.

6.2 Possession. Possession of the Property shall be delivered to Purchaser at the Closing, subject only to tenants in possession under the Leases.

6.3 Proration. All rents, other amounts payable by the tenants under the Leases and the Tower Leases and Billboard Leases, if any, and all other income with respect to the Property for the month in which the Closing occurs, to the extent collected by Seller on or before the Closing Date, and real estate and personal property taxes and other assessments with respect to the Property for the year in which the Closing occurs, shall be prorated to the Closing Date, with Purchaser receiving the benefits and burdens of ownership on the Closing Date. To the extent any such real estate, personal property taxes and other assessments with respect to the Property are unknown or otherwise not accounted for at Closing Seller’s obligation to pay Purchaser Seller’s prorata share of said amounts (as calculated in accordance with the previous sentence) shall survive Closing. Should any rollback or similar taxes be due and payable on or after Closing with respect to the transaction contemplated hereby, such taxes shall be the sole responsibility of Seller, and Seller hereby agrees to indemnify and hold Purchaser harmless therefrom, which obligations of Seller expressly shall survive Closing. Utilities shall be canceled by Seller and reestablished in Purchaser’s name on the Closing Date, if possible; otherwise utilities shall be prorated at Closing. Any amounts unpaid under the Contracts which Purchaser elects to assume at Closing shall be prorated between Seller and Purchaser at Closing.

(a) If the Closing shall occur before rents and all other amounts payable by the tenants under the Leases and the Tower Leases and Billboard Leases, if any, and all other income from the Property have actually been paid for the month in which the Closing occurs, the apportionment of such rents and other amounts and other income shall be upon the basis of such rents, other amounts and other income actually received by Seller, with Purchaser receiving the portion of all such rentals attributable to the period from and after Closing, which proration obligation expressly shall survive Closing. For a period of thirty (30) days following Closing, if any rents which are delinquent as of Closing are actually received by Purchaser, in good funds, all such amounts shall first be applied to post-closing rents and other amounts due to Purchaser for the period from and after Closing, and the balance shall be paid by Purchaser to Seller within thirty (30) days following Purchaser’s receipt thereof, to the extent, and only to the extent of any rental delinquencies owed by any such tenant to Seller for the period prior to Closing. Notwithstanding the foregoing provisions of this Section 6.3(a), all rentals that are received by Purchaser more than thirty (30) days following Closing shall be retained by Purchaser, and Seller shall have no rights with respect thereto. If, subsequent to the Closing, any rents or other income are actually received by Seller, Seller shall immediately remit the same, or Purchaser’s prorata share thereof calculated as aforesaid, to Purchaser. Seller agrees that, after the Closing, it shall not file any eviction action in an effort to collect any outstanding rents that remain owing to Seller after the Closing.

(b) If the Closing shall occur before the tax rate or the assessed valuation of the Property is fixed for the then current year, the apportionment of taxes shall be upon the basis of the tax rate for the preceding year, including all matters appearing on the tax bill for such year, whether ad valorem or non-ad valorem, applied to the latest assessed valuation. The proration shall allow for any available discount. Subsequent to the Closing, when the tax rate and the assessed valuation of the Property are fixed for the year in which the Closing occurs, the parties agree to adjust the proration of taxes and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment, which obligation expressly shall survive Closing.

(c) Seller shall pay all assessments, contributions, fees and related charges required to be paid upon transfer of the Property pursuant to any declaration or restriction affecting the Property. The terms and provisions of this Section 6.3 shall expressly survive Closing.

6.4 Closing Costs and Credits. Purchaser shall pay, on the Closing Date, (a) any escrow fees of the Escrow Agent, (b) all recording costs relating to the Deed, (c) all title insurance costs relating to extended coverage and/or any endorsements desired by Purchaser with respect to the Title Policy, and (d) all speculative builder taxes payable in connection with the consummation of the transaction contemplated by this Agreement, payment of which shall be made by Seller establishing at Closing the escrow referenced in Section 9.22 below, and (d) the fees of Purchaser’s counsel. Seller shall pay, on the Closing Date, (u) all costs and expenses of whatsoever nature relating to construction of the Improvements, (v) all costs relating to the Existing Survey and the Updated Survey, (w) all title insurance costs relating to the base Title Policy, (x) all applicable transfer taxes, grantor’s taxes, documentary stamp taxes and similar charges relating to the transfer of the Property, (y) all costs and expenses relating to retirement of any and all indebtedness secured by the Property, including without limitation prepayment penalties, yield maintenance fees, defeasance costs and the costs of recording all mortgage cancellations, and (z) the fees of Seller’s counsel. Purchaser shall receive a credit at Closing for all security deposits made by tenants under the Leases and for any prepaid rents and other amounts related to months following the month in which Closing occurs. Additionally, on the Closing Date, Seller shall leave petty cash in the amount of Three Hundred and no/100 Dollars ($300.00) on site at the Property, which amount shall be reimbursed by Purchaser to Seller at Closing as a credit in favor of Seller on the closing statement.

6.5 Seller’s Obligations at the Closing. At the Closing, or at such other time as indicated below, Seller shall take such action as the Escrow Agent reasonably requires to consummate the transactions made the subject of this Agreement and shall deliver to Purchaser (or cause to be delivered to Purchaser) the following:

(a) Deed. Special Warranty Deed (the “Deed”) conveying the Land and the Improvements to Purchaser, in the form attached to this Agreement as Exhibit “B”, subject only to the Permitted Encumbrances. The description of the Land provided with the Updated Survey shall be the description used in the Deed.

(b) Evidence of Authority. Such organizational and authorizing documents of Seller as shall be reasonably required by the Escrow Agent to evidence Seller’s authority to consummate the transactions contemplated by this Agreement.

(c) Foreign Person. An affidavit of Seller certifying that Seller is not a “foreign person,” as defined in the federal Foreign Investment in Real Property Tax Act of 1980, and the 1984 Tax Reform Act, as amended.

(d) Leases. The originals of all of the Leases, and the Tower Leases and Billboard Leases, if any.

(e) Contracts. The originals of all of the Contracts.

(f) Termination of Management Agreement. Evidence of the termination of any and all management agreements affecting the Property, effective as of the Closing Date, and duly executed by Seller and the property manager.

(g) Affidavit. An affidavit in the form required by the Escrow Agent to remove any standard exceptions, including mechanics’ liens, parties in possession and similar matters, together with a GAP Indemnity.

(h) Reaffirmation Certificate. A reaffirmation certificate in accordance with the provisions of Section 4.4(a).

(i) Title Policy. The Title Policy, issued by the Escrow Agent on behalf of the Title Company, in the form required by this Agreement; provided that in the event the Title Policy is not available at Closing, then the Escrow Agent shall provide Purchaser at Closing, at Purchaser’s option, with either (i) a “marked title commitment”, committing to issue the Title Policy in the form required by this Agreement, or (ii) a proforma owner’s title policy, with the Title Policy to be delivered to Purchaser as promptly after Closing as reasonably possible.

(j) Tax Clearance Letters. Clean “tax clearance” letters, as current as possible, but in no event dated earlier than five (5) days prior to the Closing Date, confirming the payment of any sales or transaction privilege tax from each applicable sales taxing authority (state, county and city) with respect to the Property; provided, further, however, that if Seller is not able to provide at Closing such tax clearance letters despite using commercially reasonable efforts, Seller shall (i) provide such other proof of payment of all sales, contracting and/or transaction privilege taxes due to the State of Arizona, County of Maricopa, and the City of Phoenix from all activity undertaken for or on behalf of Seller on the Property, and (ii) escrow such funds at Closing as Purchaser determines are reasonably required to cover the amount of any unpaid taxes, which escrowed funds shall be released to Seller upon delivery of the tax clearance letters.

(k) Affidavit of Value. An Affidavit of Property Value with respect to the Deed, in the form required by Arizona Revised Statute 11-1133, which shall be recorded at Closing together with the Deed.

(l) Seller’s Closing Statement. Seller shall execute and deliver to the Title Company a Seller’s Closing Statement, in conformity with the terms of this Agreement, and otherwise in form satisfactory to Seller.

(m) Cross Access Easement. The Cross Access Easement (pursuant to Section 9.23 below) should Seller elect to create cross access between the Property and Adjacent Property at Closing.

6.6 Purchaser’s Obligations at the Closing. At the Closing, Purchaser shall deliver to Escrow Agent the following:

(a) Purchase Price. The Purchase Price (net of the Initial Deposit and Additional Deposit, together with all interest accrued thereon, to be applied as a credit against the Purchase Price, and subject to adjustment in connection with prorations, credits and charges hereunder), payment of which shall be made by wire transfer of immediately available funds to the account of the Escrow Agent.

(b) Evidence of Authority. Such organizational and authorizing documents of Purchaser as shall be reasonably required by the Escrow Agent to evidence Purchaser’s authority to consummate the transactions contemplated by this Agreement.

(c) Purchaser’s Closing Statement. Purchaser shall execute and deliver to the Title Company a Purchaser’s Closing Statement, in conformity with the terms of this Agreement, and otherwise in form satisfactory to Purchaser.

(d) Cross Access Easement. The Cross Access Easement (pursuant to Section 9.23 below) should Seller elect to create cross access between the Property and Adjacent Property at Closing.

6.7 Documents to be Executed by Seller and Purchaser. At the Closing, Seller and Purchaser shall also execute and deliver the following:

(a) Tenant Notices. Signed statements or notices to all tenants of the Property notifying such tenants that the Property has been transferred to Purchaser and that Purchaser is responsible for security deposits (specifying the amounts of such deposits) returnable under the Leases and notifying such tenants of the new address where tenants are to make rental payments after the Closing. The amounts of the security deposits set forth in the tenant notices shall correspond to the security deposits set forth in the Rent Roll, as updated and certified by Seller in connection with the Closing.

(b) Assignment of Personal Property, Service Contracts, Warranties and Leases. An Assignment of Personal Property, Service Contracts, Warranties and Leases (the “Assignment”), in the form attached to this Agreement as Exhibit “C”.

7.

RISK OF LOSS

7.1 Condemnation. If, prior to the Closing, action is initiated to take all or any portion of the Property, by eminent domain proceedings or by deed in lieu thereof, Purchaser may either at or prior to Closing (a) terminate this Agreement, in which event the Earnest Money shall be refunded to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further right or obligation hereunder, other than the Surviving Obligations, or (b) consummate the Closing, in which latter event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.

7.2 Casualty. Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If the Property suffers any damage equal to or in excess of Seventy Five Thousand and no/100 Dollars ($75,000.00) prior to the Closing from fire or other casualty, Purchaser may either at or prior to Closing (a) terminate this Agreement, in which event the Earnest Money shall be refunded to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further right or obligation hereunder, other than the Surviving Obligations, or (b) consummate the Closing, in which latter event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage, and including any and all rent loss insurance proceeds relating to the period from and after the Closing Date, shall be assigned to Purchaser at the Closing and Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to the sum of (i) Seller’s deductible under its insurance policy and (ii) the amount of any uninsured or underinsured loss. If the Property suffers any damage less than Seventy Five Thousand and no/100 Dollars ($75,000.00) prior to the Closing, Purchaser will consummate the Closing and accept the assignment of the proceeds of any insurance covering such damage, including any and all rent loss insurance proceeds relating to the period from and after the Closing Date, plus receive a credit against the Purchase Price in an amount equal to the sum of (i) Seller’s deductible under its insurance policy and (ii) the amount of any uninsured or underinsured loss) and there shall be no other reduction in the Purchase Price.

8.

DEFAULT

8.1 Breach by Seller. In the event that Seller shall fail to consummate this Agreement for any reason, except Purchaser’s default or a termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the provisions hereof, Purchaser shall be entitled, as its sole and exclusive remedies, at law or in equity, to (i) pursue the remedy of specific performance of Seller’s obligations under this Agreement, provided that Purchaser must commence such an action within ninety (90) days after the date the Closing was to have occurred, and provided further, however, that in the event that Purchaser is unable to obtain specific performance as a result of the willful or wrongful acts or omissions of Seller, including without limitation the conveyance of the Property by Seller to a third party following Seller’s default hereunder, then Purchaser shall be entitled to seek punitive and/or consequential damages against Seller, including a claim for lost profits, or (ii) terminate this Agreement, receive a refund of the Earnest Money, and pursue an action against Seller to recover any and all actual damages incurred directly or indirectly by Purchaser and/or any affiliates of Purchaser in connection with the transaction contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, in the event Seller, directly or indirectly, sells the Property within a period of two (2) years following the date of a default by Seller hereunder, for a purchase price in excess of the Purchase Price, then Seller shall be obligated to pay any such excess amount to Purchaser, as additional damages for Seller’s default hereunder.

8.2 Breach by Purchaser. If Purchaser fails to consummate this Agreement for any reason, except Seller’s default or a termination of this Agreement by Purchaser or Seller pursuant to a right to do so under the provisions hereof, Seller, as its sole and exclusive remedy, may terminate this Agreement and thereupon shall be entitled to receive the Earnest Money as liquidated damages (and not as a penalty). Seller and Purchaser have made this provision for liquidated damages because it would be difficult to calculate, on the date hereof, the amount of actual damages for such breach, and Seller and Purchaser agree that the Earnest Money represents a reasonable forecast of such damages.

8.3 Notice and Cure. In the event of a default by Seller or Purchaser under this Agreement, the non-defaulting party shall provide the defaulting party with notice and five (5) days to cure such default, prior to pursuing any remedies available with respect to such default; provided, however, that (i) no such notice and cure shall be provided with respect to a party’s default in failing to timely close, or with respect to any party’s anticipatory breach of this Agreement, and (ii) in no event shall any such notice and cure period result in an extension of the Closing Date.

9.

MISCELLANEOUS

9.1 Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective either: (a) on the date personally delivered to the address below, as evidenced by written receipt therefor, whether or not actually received by the person to whom addressed; (b) on the third (3rd) business day after being sent, by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; (c) on the first business day after being deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, addressed to such party at the address specified below, or (d) on the date delivered by facsimile to the respective numbers specified below, provided confirmation of facsimile is received and further provided any such facsimile notice shall be sent by one of the other permitted methods of providing notice on the next succeeding business day. For purposes of this Section 9.1, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular party whose address is to be changed):

If to Seller:	Arapahoe 5, LLC
4340 E. Indian School Rd., Ste. 21-550
Phoenix, Arizona 85018
Attn: Jordan Scott/Ryan Kucker
Tel: (602) 750-8407
Fax: (602) 926-8690

with a copy to:	Law Offices of Phyllis H. Parise, P.C.
4425 E. Agave Rd., Ste. 106
Phoenix, Arizona 85044
Attn: Phyllis H. Parise
Tel: (480) 422-8418
Fax: (480) 347-2615

If to Purchaser:	SSGT Acquisitions, LLC
111 Corporate Drive, Suite 120
Ladera Ranch, CA 92694
Attn: H. Michael Schwartz
Tel: (949) 429-6600
Fax: (949) 429-6606

with copies to:	SSGT Acquisitions, LLC
8235 Douglas Ave #815
Dallas, Texas 75225
Attn: Wayne Johnson
Tel: (214) 217-9797
Fax: (214) 217-9798; and

Mastrogiovanni Mersky & Flynn, P.C.
2001 Bryan Street, Suite 1250
Dallas, Texas 75201
Attn: Charles Mersky, Esq.
Tel: (214) 922-8800
Fax: (214) 922-8801

If to Escrow Agent:	Republic Title of Texas, Inc.
2626 Howell Street
10th Floor
Dallas, Texas 75204
Attn: Jennifer Haden
Tel: (214) 754-7750
Fax: (214) 303-0935

9.2 Real Estate Commissions. Neither Seller nor Purchaser has authorized any broker or finder to act on any party’s behalf in connection with the sale and purchase hereunder and neither Seller nor Purchaser has dealt with any broker or finder purporting to act on behalf of any other party. Purchaser agrees to indemnify, defend and hold harmless Seller for, from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Purchaser or on Purchaser’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Seller agrees to indemnify, defend and hold harmless Purchaser for, from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Seller or on Seller’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Notwithstanding anything to the contrary contained herein, this Section 9.2 shall survive the Closing or any earlier termination of this Agreement.

9.3 Entire Agreement. This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein.

9.4 Amendment. This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

9.5 Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

9.6 Time of Essence. Time is of the essence of this Agreement; however, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of Arizona, then, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

9.7 Governing Law. This Agreement shall be governed by the laws of the State of Arizona and the laws of the United States pertaining to transactions in such State.

9.8 Successors and Assigns; Assignment. This Agreement shall bind and inure to the benefit of Seller and Purchaser and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall be entitled to assign this Agreement, without Seller’s consent, to (i) an affiliate of Purchaser, (ii) an entity in which SS Growth Operating Partnership, L.P., a Delaware limited partnership and/or Strategic Storage Growth Trust, Inc., a Maryland corporation, has a direct or indirect ownership interest, (iii) a real estate investment trust of which Purchaser or an affiliate of Purchaser is the external advisor, or (iv) a Delaware statutory trust of which Purchaser or an affiliate of Purchaser is the signatory trustee; provided, however, that, until the consummation of the Closing, no such assignment shall release or relieve Purchaser of any liability hereunder. Purchaser and Escrow Agent understand and agree that Seller may collaterally assign any of its rights in and to this Agreement and/or in and to the Earnest Money to Seller’s lender financing construction of the Improvements, provided, however, that (i) no such collateral assignment shall alter, diminish or modify any of Seller’s obligations under this Agreement, and (ii) in no event shall Seller be entitled to delegate any of its duties under this Agreement. Buyer and Escrow Agent agree to execute any reasonable assignment document prepared by Seller’s lender as Seller’s lender may require.

9.9 Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

9.10 Attorneys’ Fees. In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages, as provided herein, reasonable attorneys’ fees incurred in such suit.

9.11 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts which, taken together, shall constitute collectively one agreement; in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart with each party’s signature. Facsimile and/or electronic signature pages shall be effective for purposes of this Section 9.11.

9.12 Effective Date. For purposes of this Agreement, the “Effective Date” shall mean the later of the dates that this Agreement has been executed by Seller and Purchaser, as indicated on the signature page hereof, unless this Agreement is executed by Seller and Purchaser on the same date, in which event such same date shall constitute the Effective Date.

9.13 Exhibits. The following schedules, exhibits and other documents are attached to this Agreement and incorporated herein by this reference and made a part hereof for all purposes:

(a) Schedule A, List of Due Diligence Documents

(b) Schedule B, List of Plans and Specifications

(c) Exhibit A, Legal description of the Land

(d) Exhibit B, Form of the Deed

(e) Exhibit C, Form of the Assignment

(f) Exhibit D, Digital Assets

(g) Exhibit E, Cross Access Driveway Plan

(h) Exhibit F, Letter of Representation

9.14 No Recordation. Seller and Purchaser hereby acknowledge that neither this Agreement nor any memorandum or affidavit thereof shall be recorded in the public records of any county.

9.15. Tax-Deferred Exchange. Each party will, upon request by the other party, cooperate as reasonably required to assist the other party in facilitating a tax-deferred exchange. Notwithstanding the foregoing, neither party will be required to undertake or incur any liabilities or obligations or expend any sums of money in connection with a proposed tax-free exchange for the benefit of the other party, nor shall any such tax-free exchange delay the Closing.

9.16 Confidentiality. Seller and Purchaser hereby covenant and agree that, at all times after the Effective Date and continuing after the Closing, unless consented to in writing by the other party (which consent may be granted or withheld in the sole discretion of the party whose consent is being requested), no press release or other public disclosure concerning this transaction shall be made by or on behalf of Seller or Purchaser, and each party agrees to use best efforts to prevent disclosure of this transaction by any third party. Notwithstanding the foregoing, (i) each party shall be entitled to make disclosures concerning this Agreement and materials provided hereunder to its lenders, attorneys, accountants, employees, agents and other service professionals as may be reasonably necessary in furtherance of the transactions contemplated hereby, (ii) Purchaser shall be entitled to make disclosures concerning this transaction and materials provided hereunder to its potential debt and equity sources, and (iii) each party shall be entitled to make such disclosures concerning this Agreement and materials provided hereunder as may be necessary to comply with any court order or directive of any applicable governmental authority. The provisions of this Section 9.16 shall survive Closing or any termination of this Agreement.

9.17 Independent Consideration. Contemporaneously with the execution hereof, Purchaser shall deliver to Seller the sum of One Hundred and no/100 Dollars ($100.00), representing independent consideration for the Approval Period and Purchaser’s right to terminate this Contract during the Approval Period.

9.18 As-Is. Notwithstanding anything to the contrary contained in this Agreement, but subject to Seller’s representations and warranties set forth in this Agreement and in the documents to be executed by Seller at closing, Purchaser shall acquire the Property from Seller at Closing in its then “as-is, where is” condition, without any other representations or warranties from Seller, express or implied, including any warranty of merchantability, habitability or fitness for a particular purposes.

9.19 Non-Competition. Seller shall deliver a non-compete agreement (the “Non-Compete Agreement”) to Purchaser at Closing in form and content satisfactory to Purchaser, executed by Seller, Jordan Scott, Ryan Kucker and Jonathan Boyd (collectively, the “Restricted Parties”). The Non-Compete Agreement shall provide that neither the Restricted Parties nor any of their respective principals, partners, members, managers, directors, officers, shareholders and/or affiliates may directly or indirectly develop, own, lease, manage or operate a self storage facility for a period of three (3) years subsequent to the Closing within a three (3) mile radius of the Property.

9.20 Cooperation with Purchaser’s Auditors and SEC Filing Requirements.

A. From the Effective Date through and including seventy five (75) days after the Closing Date, Seller shall provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser access to, the books and records with respect to the ownership, management, maintenance and operation of the Property and shall furnish Purchaser with such additional information concerning the same as Purchaser shall reasonably request and which is in the possession or control of Seller, or any of its affiliates, agents, or accountants, to enable Purchaser (or Strategic Storage Holdings, LLC, or its affiliates), to file its or their Form 8-K, if, as and when such filing may be required by the Securities and Exchange Commission (“SEC”). At Purchaser’s sole cost and expense, Seller shall allow Purchaser’s auditor, CohnReznick LLP, or any successor auditor selected by Purchaser) to conduct an audit of the income statements of the Property for the calendar year prior to Closing (or to the date of Closing) and the two (2) prior years, and shall cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit. In addition, Seller agrees to provide to Purchaser’s auditor a letter of representation substantially in the form attached hereto as Exhibit “F”, and, if requested by such auditor, historical financial statements for the Property, including income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Purchaser or its auditor may audit Seller’s operating statements of the Property, at Purchaser’s expense, and Seller shall provide such documentation as Purchaser or its auditor may reasonably request in order to complete such audit, (ii) Seller shall furnish to Purchaser such financial and other information as may be reasonably required by Purchaser to make any required filings with the SEC or other governmental authority; provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller, or its agents and accountants, at no cost to Seller, and in the format that Seller (or its affiliates, agents or accountants) have maintained such information, and (iii) Seller and Purchaser acknowledge and agree that the letter of representation to be delivered by Seller to Purchaser substantially in the form attached hereto as Exhibit “F” is not intended to expand, extend, supplement or increase the representations and warranties made by Seller to Purchaser pursuant to the terms and provisions of this Agreement or to expose Seller to any risk of liability to third parties. The provisions of this Section 9.20 shall survive Closing.

B. Although the Representation Letter is premised upon Seller utilizing generally accepted accounting principles (“GAAP”), Seller has informed Purchaser that Seller’s books and records are not kept in accordance with GAAP, but rather use the modified cash and accrual basis method of accounting. Inasmuch as the Representation Letter requires that Seller’s books and records be kept in accordance with GAAP, Purchaser has agreed, at its expense, to have its auditors convert Seller’s books and records to GAAP, prior to Seller executing the Representation Letter, and Seller agrees to so execute the Representation Letter following the conversion of its books and records to GAAP by Purchaser’s auditors.

The provisions of this Section 9.20 shall survive Closing.

9.21 Force Majeure. Notwithstanding anything herein to the contrary, Purchaser shall not be in default under this Agreement and Seller shall not have a right to terminate this Agreement for delay in performing hereunder by Purchaser if such delay is caused by conditions beyond Purchaser’s control, including, but not limited to, acts of God, government restriction, wars, insurrections and/or any other cause beyond the reasonable control of Purchaser (including mechanical, electronic, or communication failure), and any period for Purchaser’s performance hereunder shall be extended by one day for each day of delay caused by events described above in this Section 9.21.

9.22 Speculative Builder Tax. Seller agrees that at Closing Seller shall fund a cash escrow with the Title Company for the benefit of Purchaser in an amount equal to 110% of the estimated speculative builder tax to be imposed by the City of Phoenix, Arizona, on the construction and sale of the Property (the “Builder Tax”). In order to establish the projected Builder Tax, Seller agrees to provide Purchaser, at Purchaser’s request and for Purchaser’s review and approval, with Seller’s estimate of the Builder Tax, together with appropriate back-up for Seller’s calculation of same. The Title Company shall hold 110% of the projected Builder Tax amount agreed to by Seller and Purchaser in escrow until such time as the actual Builder Tax is paid by Seller, at which time the escrowed funds shall be released to Seller. The terms of the forgoing escrow shall be set forth in an escrow agreement, the form of which shall be reasonably acceptable to Seller and Purchaser. Seller shall indemnify, defend and hold Purchaser harmless for, from and against all claims for the Builder Tax which may be asserted against Purchaser, which obligation of indemnification shall survive the Closing or termination of this Agreement.

9.23 Cross Access Driveway and Cross Access Easement. Seller and/or a related party, RB16, LLC, an Arizona limited liability company (“RB16”), presently own and/or may acquire fee title to a tract of land contiguous and to the east of the Property (the “Adjacent Property”). Seller and/or RB16 plan to develop the Adjacent Property for multi-family or other commercial uses in the future and desire to create a Cross Access Driveway and Cross Access Easement to allow for mutual cross access vehicular traffic between the Property and the Adjacent Property in the location identified in Cross Access Driveway Plan shown on Exhibit “E” attached hereto and incorporated herein by this reference but only if the Adjacent Property is developed for commercial (non-residential) uses. .Upon Seller’s or RB16’s development of the Adjacent Property (regardless of whether occurring before or after the Closing hereunder, but in either event subject to the mutually agreed to Cross Access Agreement referred to below), Purchaser agrees to allow Seller to install the Cross Access Driveway according to the Cross Access Driveway Plan, at the Seller’s sole cost and without disruption to Purchaser’s operation of the self-storage facility on the Property. If available, Seller shall provide Purchaser with any preliminary development plans for the Adjacent Property with the Due Diligence Items. Within thirty (30) days after the Effective Date, Seller will provide Purchaser with a preliminary draft of the form of desired Cross Access Easement to be recorded on or before Closing if Seller intends to develop the Adjacent Property for commercial uses, which shall include a covenant running with title to the Adjacent Property prohibiting the development of the Adjacent Property as a self storage facility, unless such development is owned by Purchaser or an affiliate of Purchaser. Purchaser and Seller will work together in good faith to approve the final form of the Cross Access Easement prior to the Approval Date. Notwithstanding the foregoing, if Seller and/or RB16 have not acquired fee simple title to the Adjacent Property on or before the Closing Date, Purchaser shall have no obligation to enter into the Cross Access Easement.

9.24 Contingency. Notwithstanding anything herein to the contrary, Purchaser acknowledges that Seller is not the current fee simple owner of title to the Property. Seller represents and warrants, however, that Seller shall acquire fee simple title to the Property on or before June 30, 2015. If Seller fails to acquire fee simple title to the Property on or before said date Seller shall be in default under this Agreement and Purchaser may pursue all remedies available to Purchaser under Section 8.1 of this Agreement.

9.25 Memorandum of Contract. Purchaser shall be entitled to file a memorandum in the Official Records of Maricopa County, Arizona, providing notice to the public of this Agreement as well as Purchaser’s rights hereunder.

[Signature page to follow and remainder of page intentionally left blank]

Executed to be effective as of the Effective Date.

SELLER:

Arapahoe 5, LLC, an Arizona limited liability company

By:	/s/ Jordan Scott
Name:	Jordan Scott
Title:	Manager

Date: May 21, 2015

PURCHASER:

SSGT Acquisitions, LLC, a Delaware limited liability company

By:	/s/ H. Michael Schwartz
Name:	H. Michael Schwartz
Title:	President

Date: May 21, 2015

The undersigned Escrow Agent hereby acknowledges receipt of (i) a fully executed copy of this Agreement on the 21st day of May, 2015, and (ii) the One Hundred Thousand and no/100 Dollar ($100,000.00) earnest money deposit on the 21st day of May, 2015, and agrees to hold and dispose of the Earnest Money strictly in accordance with the provisions of this Agreement. Seller and Purchaser hereby designate the Escrow Agent as the “Real Estate Reporting Person” with respect to the transaction contemplated by this Agreement, for purposes of compliance with Section 6045(e) of the Tax Reform Act of 1986, as amended, and the Escrow Agent, by its execution below, hereby accepts such designation.

ESCROW AGENT:

Republic Title of Texas, Inc.

By:	/s/ Jennifer Haden
Name:	Jennifer Haden
Title:	Vice President